Exhibit 10.i

AMENDED AND RESTATED
SHAREHOLDERS’ AGREEMENT
BETWEEN
RHJ INTERNATIONAL SA

ASAHI TEC CORPORATION
and
The PRINCIPAL COMPANY SHAREHOLDERS Listed on Schedule I hereto
Dated as of November 21, 2006

     AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT dated as of November 27, 2006, amoag the Persons listed on Schedule I hereto, RHJ International SA, a societe anonyms organized under the laws of Belgium, and Asahi Tec Corporation, a Japanese corporation (“Argon’’ or the “Company”).
          WHEREAS, Argon, RHJI and the Principal Company Shareholders entered into a Shareholders’ Agreement dated as August 31, 2006 (the “Original Agreement”), and wish to amend and restate the Original Agreement as set forth herein:
          WHEREAS, Argon, Argon Acquisition Corp., a Delaware corporation (“Acquisition Sub”) and a wholly owned subsidiary of Argon, and Metaldyne Corporation, a Delaware corporation, have entered into an amended and restated Agreement and Plan of Merger dated as of the date hereof (as such agreement may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), whereby (i) Acquisition Sub will merge (the “Merger”) with and into Mercury, (ii) Mercury will become a wholly owned subsidiary of Argon and (iii) each issued share of Mercury common stock not owned by Argon, Acquisition Sub or Mercury shall be converted into the right to receive the applicable Merger Consideration (as defined in the Merger Agreement) set forth in Section 2.0 l(c) of the Merger Agreement;
          WHEREAS, Argon and the Principal Company Shareholders have entered into an amended and restated stock purchase agreement (the “Parent Stock Purchase Agreement”) dated as of the date hereof whereby the Principal Company Shareholders will acquire an aggregate of 36,017,697 newly issued Shares concurrently with the consummation of the Merger;
          WHEREAS, the Company and HIP, as the holder of the Series B Mercury Preferred Stock (the “Mercury Preferred Stock”), have entered into an amended and restated agreement (the *’HIP_Stock Purchase Agreement” and, together with the Parent Stock Purchase Agreement, the “Stock Purchase Agreements”) dated as of the date of this Agreement, whereby HIP shall acquire for cash (1) 9,490,893 newly issued Shares in exchange for the Merger Consideration (as defined in the Merger Agreement) received by HIP as consideration for such Mercury Preferred Stock and (ii) 8,534,345 newly issued Shares in exchange for $15 million;
          WHEREAS, RHJI and the Principal Company Shareholders wish to agree upon certain matters with respect to Argon.

          NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and intending to be legally bound hereby, RHJI and the Principal Company Shareholders hereby agree as follows:
          1. Definitions When used herein, the following terms have the following meanings:
          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agreement” means this Agreement, as amended or restated from time to time.
          “Argon” has the meaning set forth in the preamble to this Agreement.
          “Articles” means the articles of incorporation of Argon, as amended or restated from time to time.
          “Board of Directors” has the meaning set forth in Section 2 of this Agreement.
          “Business Day” means any day other than a Saturday or Sunday, on which banks located in Tokyo or New York are not required or authorized by law to remain closed.
          “Closing Date” means the date of consummation of the transactions described in the Stock Purchase Agreements.
          “Company” has the meaning set forth in the preamble to this Agreement.
          “CSFB” means Credit Suisse First Boston Equity Partners, L.P., Credit Suisse First Boston Equity Partners (Bermuda), L.P., Credit Suisse First Boston U.S. Executive Advisors, L.P., EMA Partners Fund 2000, L.P., EMA Private Equity Fund 2000, L.P., and its Permitted Transferees.
          “Deferral Period” has the meaning set forth in Section 6(e) of this Agreement.
          “Demand Notice” has the meaning set forth in Section 6(a) of this Agreement.
          “Demand Offering” has the meaning set forth in Section 6(a) of this Agreement.

          “Demand Offering Expenses” means all expenses incident to the Company’s performance of or compliance with Section 6, including all fees and expenses of compliance by the Company with securities laws, printing expenses, messenger and delivery expenses, fees and disbursements of counsel for Argon and of the independent certified public accountants of Argon (including the expenses of any annual audit, special audit and “cold comfort” letters required by or incident to such performance and compliance), the reasonable fees and expenses of any special experts retained by Argon in connection with such registration, and fees and expenses of other Persons retained by Argon (but not including any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Shares by holders of such Shares or any expenses incurred by the Principal Company Shareholders).
          “Designator” has the meaning set forth in Section 2(a){i) of this Agreement.
          “Director” has the meaning set forth in Section 2 of this Agreement.
          “HIP” means HIP means Heartland Industrial Partners, L.P., HIP Side-By-Side Partners, L.P., Heartland Industrial Partners (FF), L.P., Heartland Industrial Partners (C1), L.P, Metaldyne Investment Fund I, LLC and Metaldyne Investment Fund II, LLC and each of their respective Permitted Transferees.
          “Inspector” has the meaning set forth in Section 6(c)(iii).
          “Institutional Offering” means one private placement by Argon to institutional investors (with gross proceeds in an aggregate amount of at least $50,000,000) of capital shares of Argon or any successor in interest of Argon after the Closing Date, other than the Offering.
          “Lead Principal Company Shareholder” means HIP until the date upon which HIP ceases to own any Shares and thereafter, the Principal Company Shareholder that, together with its Affiliates, owns in the aggregate the largest number of Shares.
          “Offering” means the first primary public offering by Argon (with gross proceeds in an aggregate amount of at least $75,000,000) of capital shares of Argon or any successor in interest of Argon after the Closing Date, other than tie Institutional Offering.
          “Permitted Transferee” means, (i) with respect to RHJI, any Affiliate of RHJI, (ii) with respect to each Principal Company Shareholder, any Affiliate of such Principal Company Shareholder and (iii) with respect to any Principal Company Shareholder that is a natural Person, the estate or administrators of such Person to whom powers over such Person’s properties pass upon death or incapacity, and the testamentary or intestate beneficiaries of such Person under applicable estate laws.
          “Person” means any individual, corporation, partnership, trust, association, limited liability company, limited company, joint venture, joint-stock company or any other entity or organization, including a government or governmental agency.

          “Principal Company Shareholders” means the Persons listed on Schedule I hereto and any of their Permitted Transferees to which a Principal Company Shareholder has Transferred Shares in accordance with Section 4.
          “Receiving Party” has the meaning set forth in Section 24.
          “Records” has the meaning set forth in Section 6(c)(iii).
          “Restricted Period” has the meaning set forth in Section 4(b).
          “RHJI” means RHJ International SA and its Permitted Transferees.
          “SEL” means the Japanese Securities and Exchange Law (Law No. 25 of 1948, as amended)
          “Shareholder” means any of the Principal Company Shareholders or RHJ.
          “Shares” means the common shares of Argon.
          “Specified Shares” means Shares acquired by a Principal Company Shareholder pursuanno a Stock Purchase Agreement and any such Shares Transferred by a Principal Company Shareholder to a Permitted Transferee so long as such Transfer complied with Section 4.
          “Subsidiary” means any Person (i) in which Argon, one or more Subsidiaries of Argon and one or more Subsidiaries owns capitai stock representing 50% or more of the capital stock of such Person or (ii) of which Argon or a Subsidiary of Argon is the general partner, manager or managing member or holds a similar management position,
          “Transfer” means any direct or indirect transfer, sale, conveyance, assignment, gift, pledge or other disposition of Shares, including any direct or indirect transfer, sale, conveyance, assignment, gift, pledge or other disposition, whether voluntary or by operation of law (including any disposition by means of a merger, consolidation or similar transaction), of the stock, partnership interests, membership interests or any other ownership interests in Argon or any entity that is a direct or indirect beneficial or record owner of any Shares, or any other transaction that has the economic effect of Transferring Shares; provided that neither (i) the Transfer of bona fide publicly traded shares of any holder of Shares (or of the ultimate parent company of any holder of Shares) nor (ii) the bona fide Transfer by a limited partner of its limited partnership interests in Heartland Industrial Partners, L.P., HIP Side-By-Side Partners, L.P., Heartland Industrial Partners (FF), L.P., Heartland Industrial Partners (C l), L.P., Credit Suisse First Boston Equity Partners, L.P., Credit Suisse First Boston Equity Partners (Bermuda), L.P., Credit Suisse First Boston Fund Investments VI Holdings, LLC, Credit Suisse First Boston Fund Investments VI-B (Bermuda), L.P., Credit Suisse First Boston U.S. Executive Advisors, L.P., Masco Corporation, Richard and Jane Manoogian Foundation, First Union Capital Partners, LLC, BancBoston Capital Inc., Metropolitan Life Insurance Company, Equity Asset Investment Trust, Annex Holdings I LP Annex

Capital Farmers LLC, LongPoint Capita] Fund L.P., LongPoint Capital Partners LLC., EMA Partners Fund 2000, L.P., EMA Private Equity Fund 2000, L.P., 75 Wall Street Associates LLC, Graham Partners Investments, L.P., Graham Partners Investments (A), L.P., Graham Partners Investments (B), L.P., Private Equity Portfolio Fund II, LLC, CRM 1999 Enterprise Fund, LLC and DairoterChryster AG shall be a Transfer for the purposes of this Agreement,
          “Transferee” means the transferee in a Transfer.
          “Transferor” means the transferor in a Transfer.
          “TSE” means the Tokyo Stock Exchange.
          2. Board of Directors.
          The Shareholders have agreed to exercise their voting rights with respect to the board of directors (the “Board of Directors” and each director thereof, a “Director”) in accordance with the provisions of this Section 2, which they consider to be in the best interests of Argon.
                         (a) RHJI, HIP and CSFB (each a “Designator” for the purposes of this Section 2), each shall be entitled la propose to nominate the following number of Directors:
               (i) for so long as the Principal Company Shareholders collectively own at least 10% or more of the outstanding number of Shares, HIP and CSFB each shall have the right to nominate one (1) Director;
               (ii) for so long as the Principal Company Shareholders collectively own at least 5% but less than 10% of the outstanding number of Shares, HIP shall have the right to nominate one (1) Director; and
               (iii) RHJI shall have the right to nominate all other Directors nominated by the Shareholders;
which Directors in each case shall be proposed for appointment or removal, as applicable, at an annual or special meeting of the shareholders of Argon (and its nomination committee meeting to be held prior to such meeting of shareholders) promptly following the proposal of the applicable Designator.
                         (b) If a Designator wishes to propose, in accordance with its rights pursuant to Section 2(a) above, that any Person shall be appointed a Director, it shall submit a letter to the other Shareholders setting out such proposal. Each other Shareholders shall (A) cause any member of the nomination committee of Argon who is a Director nominated by such Shareholder to vote in favor of such nomination of the proposed Person as a Director and (B)(x) if any annual or special meeting of the shareholders of

Argon is held, appear at such meeting or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum, and vote or (y) act by written consent with respect to (or cause to be voted or acted upon by written consent) all its Shares in favor of such appointment.
                         (c) If a Designator wishes to remove a Director appointed following its proposal from the Board of Directors, it shall submit a letter to the other Shareholders proposing that such Director shall be removed. Each other Shareholders shall (A) cause any member of the nomination committee of Argon who is a Director nominated by such Shareholder to vote in favor of such removal and (B)(x) if any annual or special meeting of the shareholders of Argon is held, appear at such meeting or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum, and vote or (y) act by written consent with respect to (or cause to be voted or acted upon by written consent) all its Shares in favor of such removal. Subject to Sections 2(d) and 2(e) below, the Shareholders shall not vote in favor of the removal of a Director, unless the Designator who proposed such Director votes in favor of the removal.
                         (d) If a Director ceases to be a Director for whatever cause (including resignation or removal), the Designator upon the proposal of which the relevant Director had been appointed shall be entitled to propose the appointment of a new Director in accordance with, and subject to the provisions of, this Section 2, so long as such Designator continues to be entitled to propose the appointment of such Director under Section 2(a),
                         (e) The Company has duly called, given notice of, convened and held on November 16, 2006, a Company Stockholders Meeting (as defined in the Merger Agreement) and has elected as directors to the Company Board the persons designated by HIP and CSFB, each of which are effective only so long as the Closing occurs on or prior to January 16, 2007. Subject to the other provisions of this Section 2, in the event that the Closing Date does not occur on or prior to January 16, 2007, each of the Shareholders undertakes to vote all shares then held by it in favor of the appointment of the Person nominated by HIP and the Person nominated by CSFB, in each case nominated promptly following January- 16, 2007, as Directors at a Company Stockholders Meeting to be held as soon as practicable following such date; provided that the appointment of such Persons shall not become effective until the consummation of the transactions described in the Stock Purchase Agreement. The Shareholders undertake to use commercially reasonable efforts to procure that, until replaced or removed in accordance with this Section 2, such Persons shall be the Directors designated HIP and CSFB,
                         (f) For so long as either of HIP or CSFB has the right to propose to nominate a Director pursuant to Section 2(a) above, and subject to applicable law (including the rules and regulations of the TSE), it shall have the right to appoint one Director to each committee of or under the Board of Directors, including the audit, nomination and compensation committees thereof.

Any Director designated by either of HIP or CSFB shall be promptly reimbursed for all costs and expenses, including travel and lodging expenses, incurred by such Director for attending Board of Directors and committee meetings,
                         (g) A Designator may irrevocably waive at any time its rights under this Section 2 by providing written notice of such waiver to the other Designators.
          3. Proxy. In order to secure RHJI’s rights to vole the Shares of the Principal Company Shareholders, for so long as this Agreement shall remain in full force and effect, each Principal Company Shareholder hereby appoints RHJI, as its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of the Shares owned by such Principal Company Shareholder solely for the purpose of electing Directors pursuant to the provisions of Section 2 of the Agreement, and in any event, subject to, and consistent with, the provisions of Section 2 of the Agreement, it being understood that such proxy extends only to the election of Directors pursuant to the provisions of Section 2 of the Agreement and in no event shall such proxy extend to any other matter that may be acted upon at any annual or special meeting of the shareholders of Argon. RHJI may exercise the irrevocable proxy granted to it hereunder at any time and from time to time. The proxies and powers granted by each Principal Company Shareholder pursuant to this Section 3 are coupled with an interest and are given to secure the performance of the obligations of the Principal Company Shareholders under Section 2 of this Agreement. Such proxies and powers given by any Principal Company Shareholder will be irrevocable until the earliest of (i) the termination of this Agreement and (ii) the sale of the Shares by such Principal Company Shareholder in compliance with this Agreement (other than to a Permitted Transferee).
          4. Transfers.
                         (a) Generally. A Principal Company Shareholder may Transfer all or any portion of its Shares so long as (i) such Transfer is not restricted by Section 4(b), (ii) if such Transfer is during a Restricted Period only, the Transferor gives Argon and RHJI not less than ten (10) Business Days prior notice of such Transfer, and if such Transfer is not during a Restricted Period, the Transferor gives Argon and RHJI notice of such Transfer reasonably promptly after such Transfer, (iii) the Transferee, if it is a Permitted Transferee of the Transferor, executes and delivers to RHJI a counterpart of the signature page of this Agreement (or other appropriate assumption agreement) and any other agreements, documents or instruments as RHJI may reasonably require and (iv) the Transfer complies with applicable securities laws (including rules of the stock exchange on which any shares of Argon are listed). Any Transfer made in violation of this Section 4 shall be null and void.
                         (b) Transfer Restrictions, (i) During the period from the Closing Date until the consummation of the Institutional Offering (the “Initial Restricted Period”), a Principal Company Shareholder may not Transfer any Shares except with the written consent of RHJI provided that the transfer restriction imposed by this Section (4)(b)(i) shall expire if the Institutional

Offering has not been consummated within 90 days following the Closing Date. For the avoidance of doubt, the Initial Restricted Period shall not extend beyond the 90th day from the Closing Date.
               (ii) If required by the underwriters of the Institutional Offering or the Offering, and for so long as the Principal Company Shareholders collectively own at least 5% or more of the outstanding Shares (or 10% or more of the Shares if both HIP and CSFB have irrevocably waived their right to nominate Directors pursuant to Section 2(g)), a Principal Company Shareholder may not transfer any Shares for a period (an “Offering Restricted Period” and, together with the Initial Restricted Period, each, a “Restricted Period”) of 180 days after the closing of each of (a) the Institutional Offering and (b) the Offering (or for such shorter lock-up period as the underwriters of the Institutional Offering or the Offering, as applicable, require of RHJI or the Principal Company Shareholders); provided that no Restricted Period shall extend beyond 24 months from the Closing Date.
               (iii) Each Shareholder shall have the right to Transfer at any time, all or any portion of its Shares to its Permitted Transferees without the prior consent of any other Shareholder and without having such Transfer subject to Section 4(b){i) or 4(b)(ii); provided such Transfers otherwise still shall be subject to Section 4(a).
                         (c) For the avoidance of doubt, nothing in this Agreement shall restrict an Affiliate of a Principal Company Shareholder from making a market in securities of Argon or from otherwise trading in securities of Argon; provided that (i) such Affiliate is an entity that is itself not a Principal Company Shareholder and (ii) such Principal Company Shareholder has in place “Chinese wall” policies and procedures reasonably adequate to ensure that any such market making or trading by any such Affiliate shall not be effected in connection with or in coordination with a Principal Company Shareholder or the trading of any Shares held by a Principal Company Shareholder.
                         (d) If a Transferor has Transferred all its Shares pursuant to this Section 4, immediately following such Transfer, such Transferor shall cease to be a party to this Agreement.
                         (e) RHJI and the Principal Company Shareholders each shall notify Argon promptly of any acquisition or Transfer of Shares by it or any of its Affiliates and Argon shall notify the other parties to this Agreement promptly of such acquisition or Transfer, in each case with information with respect thereto sufficient to permit the parties to this Agreement to determine the aggregate number of Shares held by each party hereto and its respective Affiliates in order to comply with their respective reporting and filing requirements regarding share ownership under Japanese law and the rules and regulations of the TSE,

          5. Offering.
          (a) The Board of Directors shall determine the timing, scope and other terms and conditions of the Offering.
          (b) In connection with such Offering:
     (i) the Shareholders, if requested by the applicable underwriters, will enter into a customary “lockup” agreement with the underwriters of the Offering for such period as Argon and Argon’s underwriters may agree in connection with such Offering, provided that such period shall not exceed the Offering Restricted Period; and
     (ii) Argon and the Shareholders will covenant to reasonably cooperate with each other in complying with all applicable public reporting requirements and all other applicable securities laws (including rules of the stock exchange on which any shares of Argon arc listed); provided that the Principal Company Shareholders shall in no event be liable for any action or failure 10 act by the Company or any other Shareholder in performance of this Section 5(b)(ii).
To the extent the underwriters of the Offering exercise an over-allotment option, if any, and all or any portion of such over-allotment option is made available as a secondary offering of Shares, the Principal Company Shareholders shall have the right to participate pro rata in such secondary offering with the other shareholders of the Company participating in such secondary offering,
          (c) In the event that the Company is notified either orally or in writing that the Tokyo Stock Exchange (the “TSE”) has commenced or intends to commence a proceeding to delist the Shares from the TSE as a result of the Transactions (as defined in the Merger Agreement), the Company shall use its reasonable best efforts to prevent the delisting of the Shares by the TSE or, alternatively, to list the Shares on another stock exchange or cause the Shares to be authorized for quotation on an automated quotation system.
          6. Demand Offering.
          (a) Demand Right.
     (i) Following the earlier of (x) the expiration of the Offering Restricted Period following the Offering or (y) 24 months following the Closing Date, upon the written request of the Lead Principal Company Shareholder (a “Demand Not ice”) (a copy of which shall be provided by tie Lead Principal Company Shareholder to each other Principal Company Shareholder), Argon shall cooperate to effect one secondary offering of Specified Shares held by Principal Company Shareholders (a “Demand Offering”) as to the number of Specified Shares specified in such request. Such request for a Demand Offering shall specify the number of Specified

Shares proposed to be offered for sale (the “Demand Offering Shares’’) and shall also specify the intended method of distribution thereof. The Lead Principal Company Shareholder shall have the right to designate any of the following international or Japanese banks as lead underwriters in a Demand Offering: Citigroup, Credit Suisse, Deutsche Bank, Goldman Sachs, JP Morgan, Lazard, Lehman Brothers, Merrill Lynch, Mizuho, Morgan. Stanley, Nikko Citi and Nomura or their successors.
     (ii) Argon shall use reasonable efforts to prepare and file offering materials, including a statutory prospectus, for any Demand Offering as promptly as reasonably practicable following delivery of the Demand Notice, and shall use reasonable efforts to make such offering materials effective with the applicable regulatory authorities and under applicable law and shall make any other filings required under applicable Jaws and regulations to be made by the Company in connection with the Demand Offering, including the filing of securities notices, Argon shall supplement or make amendments to such offering materials as may be necessary to correct any material misstaternent or omission contained therein, until such time as the Demand Offering is completed. Argon shall furnish to the Principal Company Shareholders copies of any such supplement or amendment prior to its being used,
     (iii) Any Principal Company Shareholder that elects to participate in a Demand Offering (including any Demand Offering exercised pursuant to Section 6(a)(v)) may withdraw its Shares from such Demand Offering at any time prior to the commencement of the Demand Offering; provided, however, that such Demand Offering shall nonetheless count as the Demand Offering for the purpose of this Section 6(a) unless the Lead Principal Company Shareholder withdraws its Shares in such a manner prior to the commencement of the marketing for such Demand Offering, in which case such Demand Offering shall be terminated and shall not count as the Demand Offering for the purpose of this Section 6(a).
     (iv) Argon shall be required to effect only one Demand Offering pursuant to this Section 6(a) (including any Demand Offering exercised pursuant to Section 6(a)(v)), except that if the lead underwriter participating in the Demand Offering shall cut back by more than 30% the number of Demand Offering Shares to be offered in the Demand Offering as provided in Section 6{b) below, the Lead Principal Company Shareholder shall have one additional right to make a Demand Offering as provided in this Section 6(a); provided, however, that in no event shall Argon be required to effect more than two Demand Offerings pursuant to this Section 6(a) (including any Demand Offering exercised pursuant to Section 6(a)(v)).
     (v) In addition to the right of the Lead Principal Company Shareholder to effect up to two Demand Offerings pursuant to this Section

6(a), each of Masco Corporation (“Masco”) and DaimJerChrysler Corporation (“DCX”‘) has a similar right to effect up to two demand offerings of either Shares or shares of Argon preferred stock pursuant to its respective Other Preferred Stock Purchase Agreement (collectively, each an “Other Demand Right”). If (i) one of the foregoing parties validly exercises an Other Demand Right in respect of Shares and (ii) the Lead Principal Company Shareholder at such time continues to have the right under this Section 6(a) to effect a Demand Offering, then Argon promptly shall notify the Lead Principal Company Shareholder of the exercise of such Other Demand Right and she Principal Company Shareholders shall have the right to participate in the offering of Shares being effected thereby by the Lead Principal Company Shareholder delivering written notice to Argon within ten business days of receipt thereof of its election to so offer Shares; provided that any such election, to so participate shall be deemed an exercise by the Lead Principal Company Shareholder of its right under this Section 6 (a) to effect a Demand Offering and otherwise shall be effected in accordance with this Section 6(a). The holders of Other Demand Rights also shall have a similar right to participate in a Demand Offering effected by the Principal Company Shareholders pursuant to this Agreement. In no event shall Shares and shares of Argon preferred stock be offered in the same Demand Offering except with the approval of Argon and the Lead Principal Company Shareholder. ''Priority Shares” means fur purposes of this Agreement, as applicable, any Shares offered by the Principal Company Shareholders. Masco or DCX, in each case in an offering effected cither pursuant to this Section 6(a) or pursuant to the exercise of an Other Demand Right by Masco or DCX.
          (b) Reduction of Offering. Notwithstanding anything contained herein, if the lead underwriter of an underwritten offering described in Section 6(a) (including any offering being effected in connection with the exercise of an Other Demand right as provided in Section 6(a)(v)) (collectively, a “Specified Offering”) delivers a written opinion to Argon that the number of Shares that the holders of Shares intend to include in any Demand Offering is such that the success of any such offering would be materially and adversely affected, including the price at which the Shares can be sold, then the number of Shares to be included in the Demand Offering for the account of the holders of Shares shall be reduced pro rata to the extent necessary to reduce the total amount of Shares to be included in any such Demand Offering to the amount recommended by such lead underwriter, provided, however, that priority shall be (i) first, the Priority Shares requested to be included in the Demand Offering for the account of the holders of Priority Shares, allocated pro rata among them in accordance with the number of Priority Shares held by each of them until all of such Shares have been included, (ii) second, Shares proposed to be offered by Argon for its own account until all of such Shares have been included and (iii) third, pro rata among any other Shares of Argon requested to be included in the Demand Offering by the holders thereof pursuant to a contractual right, so that the total number of Shares to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead underwriter.
     (c) Demand Offering Procedures. Subject to the provisions of Section 6(a), in connection with the Demand Offering, Argon will as promptly as reasonably practicable:
     (i) Furnish to the Principal Company Shareholders, if requested, prior to such offering, copies of such offering material for such Demand Offering, and thereafter such number of copies of each amendment and supplement (hereto (in each case including all exhibits thereto and documents incorporated by reference therein), and such other documents in such quantities as the Principal Company Shareholders may reasonably request from time to time in order to facilitate the disposition of the Shares,
     (ii) Promptly notify the Principal Company Shareholders of the happening of any event as a result of which the offering memorandum included in such offering materials or amendment contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and Argon will promptly prepare a supplement or amendment to such offering materials so that such offering memorandum will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading,
     (iii) Make available for inspection by the Principal Company Shareholders, any underwriter participating in any disposition pursuant to such Demand Offering, any attorney for the Principal Company Shareholders or the underwriter and any accountant or other agent retained by the Principal Company Shareholders or any such underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of Argon (collectively, the “Records”) as shall be reasonably necessary to enable each of them to exercise its due diligence responsibility, and cause the officers, directors and employees of Argon and its Subsidiaries to supply all information reasonably requested by any such Inspector in connection with such Demand Offering; provided, however, that (i) Records and information obtained hereunder shall be used by such Inspector only to exercise its due diligence responsibility, (ii) Records or information that Argon determines, in good faith, to be confidential shall not be disclosed by the Inspectors unless (x) the disclosure of such Records or information is necessary to avoid or correct a material misstatement or omission in the offering materials for such Demand Offering or (y) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction and (iii) Argon may require, as a condition to the provision to any Inspector of any Records, that such Inspector execute and deliver to Argon a written agreement, in form and substance reasonably satisfactory to Argon, pursuant to which such Inspector agrees to the confidential treatment of such Records.
     (iv) Cause members of senior management of Argon to prepare materials for and participate in a customary road show in connection with the Demand Offering.
          (d) Conditions to Demand Offerings. The obligations of Argon to take the actions contemplated by Sections 6(a) and 6(c) with respect to a Demand Offering are subject to the following conditions:
     (i) The Principal Company Shareholders shall conform to all applicable requirements of the SEL and TSE with respect to the offering and sale of securities.
     (ii) The Principal Company Shareholders shall advise each underwriter through which any of the Shares are offered that the Shares are part of a distribution that is subject to the offering materials delivery requirements of the SEL and TSE.
     (iii) Argon may require the Principal Company Shareholders to furnish to Argon such information regarding the Principal Company Shareholders or the distribution of the Shares as Argon may from time to time reasonably request in writing, in each case only as required by the SEL or TSE,
     (iv) Upon receipt of any notice from Argon of the happening of any event of the kind described in Section 6(c)(ii) or a condition described in Section 6(e), the Principal Company Shareholders will forthwith discontinue disposition of Shares pursuant to the Demand Offering until the Principal Company Shareholders receives copies of the supplemented or amended offering materials contemplated by Section 6(c)(ii) or notice from Argon of the termination of the Deferral Period (as defined in Section 6(e)) and, if so directed by Argon, will promptly deliver to Argon all copies (other than any permanent file copies then in the Principal Company Shareholders’ possession) of the most recent offering materials covering such Shares that were current at the time of receipt of such notice.
          (e) Black-out Period. Argon’s obligations pursuant to Sections 6 (a) shall be suspended if compliance with such obligations would (a) in Argon’s good faith determination based upon the advice of outside legal counsel, violate applicable law or (b) require Argon to disclose a material financing, material acquisition or other material corporate development, and the proper officers of Argon have determined, in the good faith exercise of their reasonable business judgment, that such disclosure is not in the best interests of Argon, provided, however, that any such suspension shall not exceed 90 days with respect to any single event or series of related events and all such suspensions shall not exceed 180 days in any twelve-month period (the “Deferral Period”). Argon shall promptly give the Principal Company Shareholders written notice of any such suspension containing the approximate length of the anticipated delay, and Argon shall notify the Principal Company Shareholders upon the termination of the Deferral Period.
          (f) Demand Offering Expenses, Argon shall pay all of its Demand Offering Expenses incident to its performance of, and compliance with, the Demand Offering pursuant to Section 6- Each Person who included Shares in any Demand Offering shall pay all discounts and commissions payable to underwriters, selling brokers, managers or other similar Persons related to the sale or disposition of such Person’s Shares pursuant to any Demand Offering in proportion to the amount of such Person’s Shares included in such Demand Offering and all of its other expenses in connection therewith.
          (g) Indemnification, (i)If required by the underwriters participating in the Demand Offering, Argon will execute and deliver a customary indemnity agreement, with respect to the information regarding the Company and its subsidiaries (but not the Principal Company Shareholders) included in the offering materials prepared by Argon and used for such Demand Offering, in favor of the underwriters participating in the Demand Offering and their Affiliates.
     (ii) Argon will execute and deliver a customary indemnity agreement, with respect to the information regarding the Company and its subsidiaries (but not the Principal Company Shareholders) included in the offering materials prepared by Argon and used for such Demand Offering, in favor of the Principal Company Shareholders participating in the Demand Offering
          7. Termination; Effectiveness.
          (a) This Agreement shall terminate (i) with respect to any Shareholder on the date that such Shareholder no longer holds any Shares or (ii) with respect to all Shareholders on the date that the Principal Company Shareholders collectively own less than 5% of the then outstanding Shares,
          (b) Termination or expiration of this Agreement shall not relieve the parties of any obligation accruing prior to such termination or expiration and shall be without prejudice to the rights and remedies of any party with respect to the antecedent breach of any of the provisions of this Agreement. The provisions of Sections 18. 20 and 24 shall survive any termination hereof.
          (c) Notwithstanding anything else to the contrary in this Agreement, this Agreement shall not have any force or effect unless and until the Merger and the other transactions described in the Merger Agreement and Parent Stock Purchase Agreement are consummated.

          8. Representations and Warranties of Shareholders. Each Shareholder, severally and not jointly, represents and warrants to each other Shareholder that:
          (a) the Shareholder has the power, authority and capacity to execute and deliver this Agreement and all other documents and instruments executed or to be executed pursuant to this Agreement. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by the Shareholder pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby, have been (July authorized by all necessary action on the part of the Shareholder. This Agreement and all other documents and instruments executed or to be executed by the Shareholder pursuant to this Agreement have been, or will have been, at the time of their respective execution and delivery, duly executed and delivered by a Person duly authorized to execute and deliver this Agreement and such other documents and instruments on behalf of the Shareholder;
          (b) this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and legally binding obligation of such Shareholder, enforceable in accordance with its terms;
          (c) the execution and delivery of this Agreement and all other documents and instruments executed or to be executed by the Shareholder pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under any provision of (i) the organizational documents of the Shareholder or (ii) any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder or any of its properties or assets, the result of which would materially impair the Shareholder’s ability to consummate the transactions contemplated hereby,
          (d) no consent, approval or authorization is required to be obtained or made by the Shareholder in connection with its execution, delivery or performance of this Agreement or the validity and enforceability of this Agreement, other than under circumstances where the failure to obtain such consent, approval or authorization would not have a material adverse effect on the validity or enforceability of this Agreement; and
          (b) as of the date of this Agreement, no action, suit, proceeding or governmental investigation is pending against the Shareholder at law or in equity or before any governmental authority that seeks to question, delay or prevent the consummation of the transactions contemplated hereby.
          9. Representations and Warranties of Argon. Argon represents and warrants, to the Shareholders that:
          (a) Argon has the power, authority and capacity to execute and deliver this Agreement and all other documents and instruments executed or to be executed pursuant to this Agreement. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Argon pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Argon. This Agreement and all other documents and instruments executed or to be executed by Argon pursuant to this Agreement have been, or will have been, at the time of their respective execution and delivery, duly executed and delivered by a Person duly authorised to execute and deliver this Agreement and such other documents and instruments, on behalf of Argon;
          (b) this Agreement has been duly and validly executed and delivered by Argon and constitutes a valid and legally binding obligation of Argon, enforceable in accordance with its terms;
          (c) the execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Argon pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under any provision of (i) the organizational documents of Argon or (ii) any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Argon or any of its properties or assets, the result of which would materially impair Argon’s ability to consummate the transactions contemplated hereby;
          (d) no consent, approval or authorization is required to be obtained or made by Argon in connection with its execution, delivery or performance of this Agreement or the validity and enforceability of this Agreement, other than under circumstances where the failure to obtain such consent, approval or authorization would not have a material adverse effect on the validity or enforceability of this Agreement; and
          (e) as of the date of this Agreement, no action, suit, proceeding or governmental investigation is pending against Argon at law or in equity or before any governmental authority that seeks to question, delay or prevent the consummation of the transactions contemplated hereby,
          10. Informational Rights. (a) The Principal Company Shareholders shall be entitled to receive, in an English language version, (if otherwise available), as promptly as practicable after such information is available (i) quarterly consolidated unaudited financial statements and reports of Argon, (ii) consolidated annual audited financial statements and reports of Argon, and (iii) such other information relating to the business, affairs, (including any matter customarily requiring the approval of the Board of Directors), prospects or condition (financial or otherwise) of Argon as is available to Argon and that such Principal Company Shareholder may reasonably request or that customarily is provided to RHJI; provided that any Principal Company Shareholder may waive its rights under this Section 10 at any time in its sole discretion.
          (b) Argon recognizes that a Principal Company Shareholder may have one or more limited partners that require certain information and consultation rights from Argon in order for such limited partner to continue to qualify as a “venture capital operating company” (“VCOC”), as that term is commonly referred to under ERISA (as defined in the Parent Stock Purchase Agreement). Argon hereby agrees to provide promptly any such requesting limited partner of a Principal Company Shareholder (which limited partner can substantiate a legitimate requirement to Argon’s reasonable satisfaction) with a VCOC letter substantially consistent with similar VCOC letters previously issued by Argon to HIP and CSFB (but excluding any right to have observation rights at the Board of Directors),
          11. Further Assurances. Each Shareholder shall endeavor to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order to fulfill and perform its obligations in respect of this Agreement. From time to time, each Shareholder shall, in cooperation with the other parties hereto, as appropriate, execute and deliver, or cause to be executed and delivered, such additional documents and instruments, and take such, other actions as may be reasonably requested by the other party or parties to render effective or otherwise cany out the intent and purposes of this Agreement.
          12. Amendments. This Agreement may be amended only by a written instrument executed by RHJI and the Principal Company Shareholders holding a majority of all the Shares then held by all Principal Company Shareholders; provided, however, notwithstanding anything to the contrary in this Agreement, no amendment or change to (i) any representation and warranty in this agreement that is adverse to the Principal Company Shareholders may be made without the approval of each Principal Company Shareholder, (ii) the existing liabilities or obligations of any Principal Company Shareholder under this Agreement that is adverse to such Principal Company Shareholder may be made without the approval of such Principal Company Shareholder or (iii) provide any additional benefit or right to HIP or RHJI under this Agreement (other than as provided as of the date hereof) may be made without the approval of each Principal Company Shareholder.
          13. Binding Agreement. This Agreement and the rights and duties of (he parties hereto shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, heirs, successors and permitted assigns; provided that such rights and duties may not he assigned by any party hereto (and any such assignment shall be void) except that any Permitted Transferee acquiring any Shares shall became a “Shareholder” in accordance with Section 4(a).
          14. Conflicts — Articles. Each of the Shareholders shall take all action necessary, including but not limited to the voting of their Shares, to ensure that the Articles of Argon and the Articles and by-laws or other governing documents of Argon’s Subsidiaries are consistent with, and do not conflict with, the terras of this Agreement and undertake to amend the Articles to incorporate some or all of the provisions of this Agreement, to the extent reasonably determined by RHJI. The Shareholders undertake to sign any other document reasonably deemed necessary by Argon to give effect to this Agreement. To the extent legally permissible, in the case of conflict between the Shareholders, the provisions of this Agreement shall take precedence over the Articles.
          15. Entire Agreement This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the matters referred to herein (other than with respect to a certain agreement between HIP and CSFB regarding the exercise of their rights as Principal Company Shareholders under this Agreement) and supersedes all prior agreements and understandings (including the Original Agreement) among the parties hereto with respect to the matters referred to herein.
          16. Severability. If any term, provision covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the agreement contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the agreement contemplated hereby be governed as originally contemplated to the fullest extent possible.
          17. Benefits of Agreement; Third-Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of any party to this Agreement. Nothing in this Agreement shall be deemed to create any right in any Person not a party hereto and no Person not a party hereto shall have any right to compel performance by any parry hereto of its obligations hereunder.
          18. Governing Law. This Agreement and all actions contemplated hereby shall be governed by and construed and enforced in accordance with the laws of Japan.
          19. No Waiver of Rights. No failure or delay on the part of any party in the exercise of any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or of any other right or power, The waiver by any party or parties hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder, All rights and remedies existing under this Agreement are cumulative and are not exclusive of any rights or remedies otherwise available.
          20. Submission to Jurisdiction. Any and all suits, legal actions or proceedings arising out of this Agreement shall be brought either in the courts of Japan or in U.S. Federal court located in the Southern District of New York, and each party hereto hereby submits to and accepts the exclusive jurisdiction of such courts for the purpose of such suits, legal actions or proceedings. To the fullest extent permitted by law, each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such suit, legal action or proceeding in any such court and hereby further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inconvenient forum.

          21. Specific Performance. The parties hereby declare that irreparable damage would occur as a result of the failure of any party hereto to perform any of its obligations under this Agreement in accordance with the specific terms hereof. Therefore, all parties hereto shall have the right to specific performance of the obligations of the other parlies under this Agreement, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, any Person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has or have an adequate remedy by the payment of a financial compensation. The right to specific performance should be in addition to any other remedy to which a party hereto may be entitled.
          22. Costs. Save as otherwise provided in this Agreement or in the Stock Purchase Agreement, the parties shall be responsible for and shall bear their own costs (including those of their respective external advisors) in connection with this Agreement and their participation in Argon.
          23. Notices. All notices and other communications required or permitted by this Agreement shall be made in writing and any such notice or communication shall be deemed delivered when delivered in person, transmitted by telecopier, or one business day after it has been sent by a nationally recognized overnight courier, at the following address or addresses, or at the address or addresses of the recipient designated at the time it became a parry hereto:
if to RHJl:
RHJ International SA
Avenue Louise 326
1050 Brussels
Belgium
Attention: Robert E, Ewers, Jr., General Counsel
Facsimile No.: +32 (0)2 648 99 38
with a copy to:
Cravaih, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
United States of America
Attention: Thomas E. Dunn
Facsimile No.: +1 -212-474-3 700
if to the Principal Company Shareholders, to:
As set forth on Schedule II.

Communications by telecopier also shall be sent concurrently by an internationally recognized overnight courier, but shall in any event be effective as stated above. Each party hereto may from time to time change its address for notices under this Section 23 by giving at least five Business Days’ notice of such changed address to the other parlies hereto.
          24. Confidentiality, Each party undertakes to take all necessary measures to keep the contents of this Agreement strictly confidential and not to disclose it to third parties, provided that each Shareholder shall be permitted to disclose (he contents of this Agreement if required or advisable as a matter of applicable law (including rules of the stock exchange on which any shares of Argon are listed) or to any entity which it believes in good faith to be seriously considering a significant investment in or loan to Argon so long as such entity has executed a confidentiality agreement and, with respect to any disclosure by a Principal Company Shareholder or Transferee thereof, either (i) Argon reasonably determines that such entity will be able to meet its obligations under such confidentiality agreement or (ii) such Principal Company Shareholder agrees to be liable for the obligations of such entity under such confidentiality agreement, Each Shareholder undertakes to take all necessary measures to keep any confidential information of Argon and its Subsidiaries strictly confidential and not to disclose it to third parties without the consent of Argon. The foregoing restrictions on disclosure shall not apply to information that (a) can be demonstrated to have already been known to (he receiving party (the ''Receiving Party”), without restriction as to confidentiality or use, prior to disclosure of same by Argon; (b) is received from a third party without restriction as to confidentiality or use, by a third party lawfully entitled to possession of such information and who does not violate any contractual, legal or fiduciary obligation, direct or indirect, to keep such information confidential; (c) was in or becomes part of the public domain through no fault of the Receiving Party; (d) the Receiving Party is legally compelled to disclose; (e) is disclosed as required to enforce this Agreement; or (f) is to be disclosed to any prospective Transferee; provided that (i) the prospective Transfer must be permitted under this Agreement, (ii) the prospective Transferee enters into a written confidentiality agreement with Argon reasonably satisfactory to Argon and (iii) either (A) Argon approves the prospective Transferee which enters into such confidentiality agreement, which approval shall not be unreasonably withheld (the poor creditworthiness and/or negative business reputation of such prospective Transferee being a reasonable basis for Argon to refuse its approval) or (B) the Receiving Party agrees to be liable for such prospective Transferee’s obligations under such confidentiality agreement, In the event that the Receiving Party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or otherwise) to disclose any of the information, the Receiving Party shall provide Argon with prompt prior written notice of such disclosure requirement (which shall include a copy of any applicable subpoena or order) so that Argon may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 24. In the event that such protective order or other remedy is not obtained, or that Argon waives compliance with the provisions hereof, the Receiving Party agrees to furnish only that portion of the information which the Receiving Party is advised by written opinion of counsel is legally required and to exercise best efforts to obtain assurance that confidential treatment will be accorded such informat ion. Each party further agrees not to make any public announcement or press release relating to this Agreement without the prior written consent of the other parties hereto and without an agreement on the content of such disclosure.
          25. Definitions Generally. Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include"51 and “including” shall be deemed to be followed by the phrase “without limitation” when such phrase does not otherwise appear. The terms “herein”, “hereof and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. The section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement.
          26. Eng1ish Version Authoritative. The Shareholders agree that any dispute shall be resolved solely based on the English language version of the definitive documentation.
[Signature page follows.]

          IN “WITNESS WHEREOF, five original copies of (he Agreement are signed and each of the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written and acknowledges the receipt of an original and signed copy of the Agreement

ASAHI TEC CORPORATION,

By:	/s/ Akira NaKamura Name: Akira NaKamura
Title: President

RHJ INTERNATIONAL S.A.,

By:	/s/ [ILLEGIBLE]

Name:
Title:
Shareholders’ Agreement

HEARTLAND INDUSTRIAL PARTNERS, L.P,

By:	HEARTLAND INDUSTRIAL
ASSOCIATES, L.L.C.
Its:	General Partner

By:	/s/ [ILLEGIBLE] Name:
Title:
Amended and Restated Shareholders’ Agreement

METALDYNE INVESTMENT FUND I, LLC
By:	/s/ [ILLEGIBLE]
Name:
Title:

Amended and Restated Shareholders’ Agreement

METALDYNE INVESTMENT FUND II, LLC
By:	/s/ [ILLEGIBLE]
Name:
Title:

Amended and Restated Shareholders’ Agreement

HIP SIDE-BY-SIDE PARTNERS, L.P.

By:	HEARTLAND INDUSTRIAL ASSOCIATES. LL.C.
Its:	General Partner

By:	/s/ [ILLEGIBLE]
Name:
Title:
Amended and Restated Shareholders’ Agreement

CREDIT SUISSE FIRST BOSTON EQUITY PARTNERS, L.P.

By:	Hemisphere Private Equity Partners, Ltd.,
Its General Partner

By:	/s/ Kenneth Lohsen

Name: Kenneth Lohsen
Titie: Authorized Signatory
Amended and Restated Shareholders’ Agreement

CREDIT SUISSE FIRST BOSTON EQUITY PARTNERS (BERMUDA), L.P.

By:	Hemisphere Private Equity Partners, Ltd, its General Partner

By:	/s/ Kenneth Lohsen

Name: Kenneth Lohsen
Title: Authorized Signatory
Amended and Restated Shareholders’ Agreement

CREDIT SUISSE FIRST BOSTON FUND
INVESTMENTS VI HOLDINGS, LLC

By:	Credit Suisse First Boston Fund Investments VI, L.P., Its Managing Member
	By:	Merchant Capital, Inc., Its General Partner

By:	Credit Suisse First Boston Fund Investments Vl-Side Partnership, L.P., Its Managing Member
	By:	Merchant Capital, Inc., Its General Partner

By:	Credit Suisse First Boston Investment
Partnership VI (Bermuda), L.P., Its Managing Member
	By:	Merchant Capital, Inc., Its General Partner

By:	/s/ Kenneth Lohsen

Name: Kenneth Lohsen
Title: Vice President
Amended and Restated Shareholders’ Agreement

CREDIT SUISSE FIRST BOSTON FUND
INVESTMENTS VI-B (BERMUDA), L.P.,

By:	Merchant Capital, Inc, Its General Partner

By:	/s/ Kernneth Lohsen

Name: Kernneth Lohsen
Title: Vice President
Amended and Restated Shareholders’ Agreement

CREDIT SUISSE FIRST BOSTON U.S. EXECUTIVE ADVISORS, L.P.

By:	Hemisphere Private Equity Partners, Ltd, Its General Partner

By:	/s/ Kenneth Lohsen

Name: Kenneth Lohsen
Title: Authorized Signatory
Amended and Restated Shareholders’ Agreement

EMA PARTNERS FUND 2000, L.P.

By:	Credit Suisse (Bermuda) Limited, Its General Partner

By:	/s/ Kenneth Lohsen

Name: Kenneth Lohsen
Title: Vice President
Amended and Restated Shareholders’ Agreement

EMA PRIVATE EQUITY FUND 2000, L.P.

By:	Credit Suisse (Bermuda) Limited, Its Gentral Partner

By:	/s/ Kenneth Lohsen

Name: Kenneth Lohsen
Title: Vice President
Amended and Restated Shareholders’ Agreement

MASCO CORPORATION

By:	/s/ [ILLEGIBLE]

Name:
Title:
Amended and Restated Shareholders’ Agreement

RICHARD AND JANE MANOOG1AN FOUNDATION

By:	/s/ Richard A. Manooglan

Name: Richard A. Manooglan
Title: President
Amended and Restated Shareholders’ Agreement

RICHARD MANOOG1AN

By:	/s/ Richard A. Manoog1an

Name: Richard A. Manoog1an
Title: Trustee, Richard A. Manoog1an
Trust Dated February 15, 2006
as Amended and Restated
Amended and Restate Shareholders’ Agreement

WACHOVIA CAPITAL PARTNERS 2000, LLC,
(formerly First Union Capital Partners, LLC)

By:	/s/ [ILLEGIBLE]

Name: [ILLEGIBLE]
Title: Vice President
Amended and Restate Shareholders’ Agreement

BANCBOSTON CAPITAL INC.
By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Title:	Vice President

Amended and Restate Shareholders’ Agreement

METROPOLITAN LIFE INSURANCE COMPANY
By:	/s/ Christopher Farrington
	Name:	Christopher Farrington
	Title:	Director

Amended and Restate Shareholders’ Agreement

EQUITY ASSET INVESTMENT TRUST
By:	/s/ Ron Herman
	Name:	Ron Herman
	Title:	Attorney in Fact

Amended and Restate Shareholders’ Agreement

ANNEX HOLDINGS ILP

By: Annex Capital Partners, LLC, its
General Partner

By:	/s/ Alexander P. Coleman

Name: Alexander P. Coleman
Title: Managing Member
Amended and Restate Shareholders’ Agreement

LONG POINT CAPITAL FUND, L.P.

By: Long Point Capital Partners, LLC, its
General Partner

By:	/s/ Ira Starr

Ira Starr
Managing Director
Amended and Restate Shareholders’ Agreement

LONG POINT CAPITAL PARTNERS, L.L.C.
By:	/s/ Ira Starr
Ira Starr
Managing Director

Amended and Restate Shareholders’ Agreement

75 WALL STREET ASSOCI ATES LLC
By:	ALLIANZ LEBEN PRIVATE EQUITY FUNDS PLUS GmbH
Its:	Member

By:	/s/ Wanching Ang	/s/ Claus Zeliner

	Name: Wanching Ang	Claus Zeliner
	Title: Managing Director	Director
Amended and Restate Shareholders’ Agreement

GRAHAM PARTNERS INVESTMENTS, L.P.

By:	GRAHAM PARTNERS GENERAL
PARTNER, L.P.
Its:	General Partner

By:	GRAHAM PARTNERS INVESTMENTS
(GP2), L.P.
Its:	General Partner

By:	GRAHAM PARTNERS INVESTMENTS
(GP), LLC
Its:	General Partner

By:	/s/ Steven C. Graham

Name: Steven C. Graham
Title: Managing Member
Amended and Restate Shareholders’ Agreement

GRAHAM PARTNERS INVESTMENTS (A), L.P.

By:	GRAHAM PARTNERS GENERAL
PARTNER, L.P.,
Its:	General Partner

By:	GRAHAM PARTNERS INVESTMENTS
(GP2), L.P.
Its:	General Partner

By:	GRAHAM PARTNERS INVESTMENTS (GP), LLC
Its:	General partner

By:	/s/ Steven C. Graham

Name: Steven C. Graham
Title: Managing Member
Amended and Restate Shareholders’ Agreement

GRAHAM PARTNERS INVESTMENTS (B), L.P.

By:	GRAHAM PARTNERS GENERAL PARTNER, L.P.
Its:	General Partner

By:	GRAHAM PARTNERS INVESTMENTS (GP2), L.P.
Its:	General Partner

By:	GRAHAM PARTNERS INVESTMENTS (GP), LLC
Its:	General Partner

By:	/s/ Steven C. Graham

Name: Steven C. Graham
Title: Managing Member
Amended and Restate Shareholders’ Agreement

PRIVATE EQUITY PORTFOLIO FUND II, LLC
By:	/s/ Matthew J. Ahern
	Name:	Matthew J. Ahern
	Title:	VlCE PRESIDENT

Amended and Restate Shareholders’ Agreement

CRM 1999 ENTERPRISE FUND, LLC
By:	/s/ Carlos Leal
	Name:	Carlos Leal
	Title:	CFO

Amended and Restate Shareholders’ Agreement